U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16 (a) of the Securities Exchange Act of 1934,
       Section 17 (a) of the Public Utility Holding Company Act of 1935 or

              Section 30 (f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person

         Durante                    Patricia
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         (Last)                     (First)                   (Middle)

         1761 W. Hillsboro Blvd.                 Suite 203
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         Deerfield Beach                      FL                        33442
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             (City)                         (State)                     (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)

          2/18/03

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Issuer Name or Ticker or Trading Symbol

     Health Express USA, Inc.
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5.  Relationship of Reporting Person to Issuer
      (Check all applicable)

         [ ]  Director                             [ ]  10% Owner
         [X]  Officer (give title below)           [ ]  Other (specify below)

                Chief Financial Officer
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6.  If Amendment, Date of Original (Month/Year)

                                  N/A
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7.       Individual or Joint/Group Filing
         (Check Applicable Line)
         [X] Form filed by One Reporting Person
         [ ] Form filed by More than One Reporting Person

             Table I -- Non-Derivative Securities Beneficially Owned

                                                                                        3. Ownership Form
                                            2.  Amount of Securities                        Direct (D) or
1.  Title of Security                             Beneficially Owned                        Indirect (I)
      (Instr. 4)                                   (Instr. 4)                                 (Instr. 5)
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       Common Stock                                  10,000                                       D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                                                3.  Title and Amount of Securities
                                                                                     Underlying Derivative Security
                                            2.  Date Exercisable                     (Instr. 4)
                                                 and Expiration Date
                                                 (Month/Day/Year)              ------------------------------------
                                                                                                 Amount
                                            ---------------------------------------              or
                                            Date              Expira-                            Number
1.  Title of Derivative                     Exer-             tion                               of
      Security (Instr. 4)                   cisable           Date            Title              Shares


            None
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Explanation of Responses:

By:/s/ Patricia Durante                                     February 28, 2003
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         **Signature of Reporting Person                    Date


         Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 19 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.